UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  05/08/2008

Asbury Automotive Group, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-31262

Delaware	01-0609375
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

622 Third Avenue, 37th Floor
New York, NY 10017
(Address of principal executive offices, including zip code)

(212) 885-2500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On May 8, 2008, Asbury Automotive Group, Inc. (the "Company"), and certain affiliates of AutoStar Realty Operating Partnership, L.P., a Delaware limited partnership (collectively, the "Seller"), entered into a Purchase and Sale Agreement (the "Purchase Agreement") for the purchase by the Company of thirty-two properties located in Florida, North Carolina, Virginia, Georgia, Arkansas and Texas (collectively, the "Property"). The purchase price for the Property is approximately $202 million, subject to closing adjustments and prorations. On May 8, 2008, the Company deposited $10 million with the escrow agent under the Purchase Agreement, to be held as earnest money. The earnest money is subject to forfeiture if the Company fails to timely close on the purchase of the Property or defaults in any material respect on its obligations under the Purchase Agreement. It is anticipated that the closing of this transaction (the "Closing") will occur approximately 30 days after the execution of the Purchase Agreement. The Purchase Agreement is subject to limited closing conditions, including the tender of customary closing documents and delivery of marketable title to the Property.

The Seller currently leases the Property to certain subsidiary entities of the Company pursuant to several leases. It is anticipated that, following the Closing, the Company (or certain of its wholly owned subsidiaries), as landlord, will continue to lease the Property to such subsidiary entities.

This Report on Form 8-K contains forward-looking statements that involve risks and uncertainties, including the expected closing date of the transaction. There can be no assurance that the transaction will close within the anticipated time frame or at all.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Asbury Automotive Group, Inc.

Date: May 14, 2008	By:	/s/ Charles R. Oglesby
Charles R. Oglesby
President & Chief Executive Officer